Exhibit 99.1

Seritage Growth Properties Provides 2020 Business Update
- Provides Update on CEO Transition -

New York, NY – January 26, 2021 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 183 retail and mixed-use properties totaling approximately 28.5 million square feet, today provided an update on the Company’s leasing, development and transaction activity as of December 31, 2020, and provided an update on the Company's CEO transition.

Q4 2020 Business Update

•	Collected 91% of rental revenue and agreed to defer an additional 5%;

•	Generated $144.9 million of gross proceeds through monetization activity; and,

•
As of December 31, 2020, the Company had cash on hand of $161.2 million, including $6.5 million of restricted cash and after taking into account one transaction which closed on December 31, 2020 but funded on January 4, 2021.

Leasing Activity

During the twelve months ended December 31, 2020, the Company signed leases totaling approximately 445,000 square feet, including the Company’s proportional share of unconsolidated entities, at an average rent of $18.13 PSF. The Company also brought leases on-line totaling approximately 875,000 square feet, including the Company’s proportional share of unconsolidated entities, at an average rent of $17.01 PSF, generating approximately $15 million of annual base rent.

Below is a summary of the Company’s leasing activity, including its proportional share of unconsolidated joint ventures, as of December 31, 2020:

(in thousands, except PSF amounts)
	Q4 2020		FY 2020		Since Inception
Leases	12		36		438
Square Feet	173,000		445,000		10,872,000
Annual Base Rent ($000s)	$2,609		$8,070		$187,838
Annual Base Rent PSF (1)	$15.08		$18.13		$18.29
Re-leasing Multiple (1)(2)	3.1	x	3.5	x	4.0	x

(1)	Reflects retail leasing activity and excludes certain self storage, auto-related, medical office and ground leases.
(2)	Excludes densification square footage (e.g. new outparcel developments) and backfill of vacant space not previously occupied by Sears or Kmart.

In addition, Transform Holdco LLC (“Holdco”), an affiliate of ESL Investments, Inc., terminated the five remaining leases related to wholly owned properties effective in March 2021, and as a result, the Company has no remaining exposure to Sears or Kmart.

The table below provides a summary of all signed leases as of December 31, 2020, including unconsolidated entities at the Company’s proportional share and after giving effect to the termination of the remaining leases with Holdco:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Annual	% of Total	Annual
Tenant	Leases	GLA	Leased GLA	Rent	Annual Rent	Rent PSF
In-place diversified leases	251	6,196	72.3%	$96,065	63.8%	$15.50
SNO diversified leases (1)	125	2,369	27.7%	54,539	36.2%	23.02
Total diversified leases	376	8,565	100.0%	$150,604	100.0%	$17.58
Sears/Kmart (2)	-	-	-%	-	-%	-
Total	376	8,565	100.0%	$150,604	100.0%	$17.58

(1)	SNO = signed not yet opened leases.
(2)	Five properties subject to a master lease between the Company and affiliates of Holdco have been terminated effective March 2021.

The table below provides a reconciliation of SNO leases from September 30, 2020 to December 31, 2020 including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of SNO Leases	GLA	Annual Rent	Annual Rent PSF
As of September 30, 2020	138	2,927	$63,858	$21.34
Opened	(8)	(301)	(5,098)	16.92
Sold / terminated	(17)	(430)	(6,831)	15.88
Signed	12	173	2,609	15.07
As of December 31, 2020	125	2,369	$54,539	$23.02

During the three months ended December 31, 2020, the majority of the $6.8 million of SNO leases that were sold or terminated was comprised of leases terminated with fitness, entertainment and food & beverage tenants at projects at which the Company had not yet deployed significant amounts of capital.

Transaction Activity

Monetization activity for the twelve months ended December 31, 2020 consisted of 32 properties and 15 out-parcels totaling 4.8 million square feet and generating $417 million of gross proceeds. The transactions consisted of:

•	$235 million of gross proceeds were for income-producing properties sold at a blended cap rate of 6.2%.

•	An additional $134 million of gross proceeds were from vacant assets sold at $54 PSF.

•	The remaining $48 million of gross proceeds were from joint venture and sale leaseback transactions.

Subsequent to December 31, 2020, the Company sold one asset for $3.5 million of gross proceeds, and as of January 25, 2020, the Company had additional asset sales under contract for anticipated gross proceeds of $61.5 million, subject to buyer diligence and closing conditions.

Below is a summary of the Company’s portfolio, including its proportional share of unconsolidated joint ventures, as of December 31, 2020 and at inception:

	As of December 31, 2020 (1)
	Premier & Large Scale	Suburban Retail	Smaller Market	Total	At Inception
Properties	31	130	22	183	266
Existing Square Feet (mm)	5.9	20.1	2.6	28.5	42.5
Avg. Population Density (2)	1,063,853	658,194		738,806	601,275
Avg. Household Income (2)	$107,963	$89,825		$93,429	$88,006

(1)	Reflect reallocation of seven assets from Suburban Retail to Smaller Market.
(2)	Source: Scan/US (10-mile radius). Totals as of December 31, 2020 exclude Smaller Market assets.

Development Activity

Mixed-Use and Premier Projects: The Company, together with Foulger-Pratt and The Howard Hughes Corporation (NYSE: HHC), announced that it had entered into an initial agreement with the City of Alexandria and Inova Health System to advance the development of a four million-square-foot mixed-use community to include a new hospital campus at the site of the former Landmark Mall.

Retail Projects: The Company continued work on components of certain suburban retail redevelopment projects.  The Company had previously resumed $46 million of suburban retail development activity which was expected to generate total potential annual rental revenue of $13 million. As of December 31, 2020, $31 million has now been incurred and $6 million of annual rental income has commenced.  The remaining potential annual rental income is expected to commence in the next twelve months, subject to tenant opening schedules.

In addition, during the fourth quarter, the Company resumed $39 million of additional suburban retail development activity with total potential income of $6 million.

CEO Transition Update

As the Company previously disclosed on December 10, 2020, Benjamin W. Schall, the Chief Executive Officer, President and Trustee of Seritage Growth Properties, notified the Company of his resignation from the Company and the Board of Trustees to pursue another opportunity. Mr. Schall’s departure date was January 22, 2021.

The Board of Trustees remains focused on its search for a Chief Executive Officer candidate to succeed Mr. Schall. The Board of Trustees has engaged a national search firm to assist in the search process and is actively evaluating several internal and external candidates.  The Board of Trustees expects to announce the Company’s new Chief Executive Officer in the coming weeks.  There is and there can be no assurance about the timing and certainty of any such appointment and announcement by the Company.  In the interim, the day-to-day operations of the Company continue to be overseen by members of existing senior management, who are reporting directly to the Board of Trustees.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 158 wholly-owned properties and 25 unconsolidated properties totaling approximately 28.5 million square feet of space across 41 states and Puerto Rico. The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015. The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact

Seritage Growth Properties
646-277-1268
IR@Seritage.com